Exhibit 99.1

Jul 28, 2022 05:00am

Singing Machine Elects to Expand its Board of Directors

The Company adds two officers from its majority shareholder, BitNile Holdings, and one member from its management team to the Board

Fort Lauderdale, FL, July 28, 2022 (GLOBE NEWSWIRE) — The Singing Machine Company, Inc. (“Singing Machine” or the “Company”) (NASDAQ: MICS) — the North American leader in consumer karaoke products – today announced two officers from BitNile Holdings, Inc. (“BitNile”) (NYSE American: NILE) have been appointed to join the Company’s Board of Directors (the “Board”). The new Board members are Kenneth S. Cragun, BitNile’s Chief Financial Officer, and James M. Turner, Deputy General Counsel and VP of Legal Affairs. The Company is also adding a senior member of management, Bernardo Melo, its Chief Revenue Officer, to the Board. Gary Atkinson, Company CEO, will serve as Chairman of the newly formed Board of Directors. Messrs. Cragun, Turner and Melo all bring industry-leading experience from their respective financial, legal and sales expertise to the Company.

Mr. Cragun currently serves as Chief Financial Officer of BitNile and has been the CFO of two NASDAQ-listed companies, Local Corporation, and Modtech Holdings, Inc. and currently serves on the board as Chairman of the Audit Committee of Verb Technology Company, Inc. Mr. Cragun holds a Bachelor of Science degree in accounting from Colorado State University-Pueblo. Mr. Cragun’s industry experience is vast with extensive experience in fast-growth environments and building teams in more than 20 countries. Mr. Cragun has led multiple financing transactions, including IPOs, PIPEs, convertible debt, term loans, and lines of credit.

Mr. Turner currently serves as the Deputy General Counsel and VP of Legal Affairs at BitNile and Alzamend Neuro, Inc. Prior to joining BitNile, Mr. Turner spent approximately 19 years, including the last 10 as a partner, at a boutique securities law firm in New York. Mr. Turner has significant practice involving corporate and securities law, including public and private equity and debt offerings, mergers and acquisitions, corporate governance and securities law compliance. Mr. Turner received B.A. degrees from Elmira College in political science and international relations, and his J.D. degree from American University, Washington College of Law, where he was a member of the American University International Law Review.

Mr. Melo has been with the Company since February 2003. Mr. Melo was appointed as Chief Revenue Officer on April 22, 2022 and has served as the Vice President of Global Sales and Marketing (“VP of Sales”) since 2008. During his tenure at the Singing Machine, Mr. Melo has overseen the sales and operations of the music division as well as managed the customer service department. Before taking over the responsibility of VP of Sales, Mr. Melo held dual roles with the Company managing the operations, licensing and sales of the music division while concentrating on hardware sales for the Latin America and Canada market as well as key U.S. accounts such as Walmart.

There will be no change to the existing Board members. The newly constituted Board of Directors will consist of eight (8) board members, Messrs. Foreman, Kling, Peloquin, Judkowitz, Melo, Cragun, and Turner, with Mr. Atkinson acting as Chairman.

Gary Atkinson, Company CEO, commented, “The Company welcomes Messrs. Cragun and Turner from BitNile to the Board, to support the Company on its mission to expand into new markets and new product categories. Both Messrs. Cragun and Turner bring a wealth of capital markets and corporate transaction experience to the Company and we look forward to working with them. Further, BitNile, our majority shareholder, has been tremendously supportive of Management and we believe they are well-capitalized and properly connected to help us execute on our ambitious growth strategies.”

BitNile’s Founder and Executive Chairman, Milton “Todd” Ault, III, stated, “I have admired Singing Machine for more than a decade. Singing is a basic human action and music has the power to evoke an emotional response within us. Gary and his team have built a company that that is a clear leader in its category. We look forward to supporting his plans to lead the Company for years to come.”

About The Singing Machine

Singing Machine® is the worldwide leader in consumer karaoke products. The first to provide karaoke systems for home entertainment in the United States, the Company sells its products world-wide through major mass merchandisers and on-line retailers. We offer the industry’s widest line of at-home karaoke entertainment products, which allow consumers to find a machine that suits their needs and skill level. As the most recognized brand in karaoke, Singing Machine products incorporate the latest technology for singing practice, music listening, entertainment and social sharing. The Singing Machine provides consumers the best warranties in the industry and access to over 100,000 songs for streaming and download. Singing Machine products are sold through most major retailers in North America and also internationally. See www.singingmachine.com for more details.

Investor Relations Contact:

Brendan Hopkins

(407) 645-5295

investors@singingmachine.com

www.singingmachine.com

www.singingmachine.com/investors

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “may”, “could”, “expects”, “projects,” “intends”, “plans”, “believes”, “predicts”, “anticipates”, “hopes”, “estimates” and variations of such words and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks and are based upon several assumptions and estimates, which are inherently subject to significant uncertainties and contingencies, many of which are beyond the Company’s control. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the risk factors described in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements are applicable only as of the date on which they are made, and the Company does not assume any obligation to update any forward-looking statements.